Exhibit 99.1

FOR IMMEDIATE RELEASE

ZOLTEK REPORTS FIRST QUARTER RESULTS

ST. LOUIS, MISSOURI - January 31, 2013 - Zoltek Companies, Inc. (Nasdaq: ZOLT) today reported financial results for the first quarter of its 2013 fiscal year.

Zoltek’s net revenues for the quarter ended December 31, 2012, totaled $35.9 million, compared to $47.0 million in the first quarter of fiscal 2011, a decrease of 23.7%.  On a sequential quarter basis, net sales for the latest quarter compared to $44.2 million, down 18.8%, from the fourth quarter of fiscal 2012.

Zoltek reported net income of $3.0 million ($0.09 per share) in this year’s first quarter, compared to net income of $9.7 million ($0.28 per share) in the first quarter of fiscal 2012 and $4.3 million ($.13 per share) in the fourth quarter of fiscal 2012.  The Company’s operating income was $3.6 million in the first quarter of fiscal 2012, compared to operating income of $8.2 million in the previous year’s first quarter and operating income of $5.3 million in the fourth quarter of fiscal 2012.

“Historically our results in the fiscal first quarter, particularly in the month of December, have been volatile and difficult to reliably predict. This past year certain of our wind turbine customers accelerated production during the first three calendar quarters to assure completion of capital projects by December 31, 2012 in order to benefit from the US tax credits scheduled to expire at that time. The pace of their business slowed down during the last quarter as the blade production trails behind the turbine installation by 60 to 90 days. Also, customers in Europe virtually shut down in the second half of December, contributing to the sharp drop in our sales for the quarter as a whole,” said Zsolt Rumy, Zoltek’s Chairman and Chief Executive Officer. “For better or worse, we know that our established customers can make large year-end adjustments to their normal purchasing patterns – either accelerating or postponing deliveries. Many companies in other industries experienced something similar – a sudden dampening in year-end demand in Europe at the end of 2012 calendar year. However, we already have seen a return to more normalized sales trends in January and we expect to continue to build upon the progress we have made over the past two years in greatly improving our operational and financial results. While we will continue to be affected by global economic conditions, we don’t believe that our latest quarterly results reflect anything fundamentally different or wrong with our business.”

Rumy added that while Zoltek’s sales in the latest quarter were negatively impacted by the scheduled expiration of U.S. tax credits for wind energy generation  capacity installed before the end of 2012, the Federal budget deal announced in January 2013 extended the tax credits. The new tax credits do not require projects to be completed by year-end, which should result in a much smoother year-to-year transition.

Rumy noted that in the fiscal 2013 first quarter, Zoltek achieved its sixth consecutive quarter of solid profitability, both in terms of operating and net income. “Our financial condition is strong,” Rumy said. “We are well positioned in the wind energy sector, the largest immediate commercial carbon fiber market, as the preeminent supplier of carbon fiber for the world’s biggest and most advanced wind turbines. We believe we are on the cusp of exciting new developments which underscore the role of our low-cost, high-performance carbon

Zoltek Reports First Quarter Results

January 31, 2013

fibers in major advances across the energy sector – from breakthroughs in exploration and production to more efficient use of energy.  As we explained in our fiscal 2012 annual report to shareholders, we expect the automotive applications to be the next major market and our carbon fibers to lead the way in enabling the world’s automakers and their suppliers to take up to 50% of the weight out of cars rolling off assembly lines. We are working with our partners on specific proposals and expect this market to start using significant quantities of carbon fibers in the next two to three years and to continue growing rapidly over the next ten to twelve years.”

“Due to our increased efficiency and productivity, coupled with the lower fourth quarter revenue, we were not successful in reducing our inventory.  Looking ahead, we have the ability to more than double our carbon fiber sales and output over the next few years without needing substantial investment in new plant and equipment, in order to satisfy expected growth in demand for our carbon fibers,” Rumy pointed out. “We are poised to play an increasingly important part in the creation of a new world of safe, clean and affordable energy.”

Zoltek’s Annual Shareholders Meeting will be held at the Hilton St. Louis Frontenac Hotel at 10:00am-CT on Friday, February 1, 2013.  The A/V recording and presentation will be posted after the meeting on Zoltek’s website - www.zoltek.com - under “Investor Relations.”  Zoltek will also host a conference call to review its first quarter results and answer questions on Monday, February 4, 2013 at 10:00am-CT.  The conference dial-in number is (888) 523-1228.  The confirmation code is 4960713.  Individuals who wish to participate should dial in 5 to 10 minutes prior to the scheduled start time. This conference call will be webcast on Zoltek’s website with a webcast replay available several hours after the call.

For further information contact:
Zsolt Rumy, Chairman and CEO
3101 McKelvey Road
St. Louis, MO 63044
(314) 291-5110

This press release contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “goal,” “plan,”  “intend,” “estimate,” and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of us, our directors and officers with respect to, among other things: (1) our financial prospects; (2) our growth strategy and operating strategy, including our focus on facilitating acceleration of the introduction and development of mass market applications for carbon fibers; and (3) our current and expected future revenue.

This press release also contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully adapt to recessionary conditions in the global economy and substantial volatility in order rates from our wind energy customers, including our principal customer Vestas Wind Systems; (2) penetrate existing, identified and emerging markets, including entering into new supply agreements with large volume customers; (3) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis; (4) successfully add new planned capacity for the production of carbon fiber, prepregs and precursor raw materials and meet our obligations under long-term supply agreements; (5) operate profitably; (6) increase or maintain our borrowing at acceptable costs; (7) manage changes in customers’ forecasted requirements for our products; (8) continue investing in application and market development for a range of applications; (9) manufacture low-cost carbon fibers and profitably market them despite fluctuations in raw material and energy costs; (10) successfully operate our Mexican facility to produce acrylic fiber precursor and carbon fibers; (11) successfully continue operations at our Hungarian facility if natural gas supply disruptions occur; (12) successfully prosecute patent litigation; (13) successfully facilitate adoption of our carbon fibers by the auto industry for use in high-volume applications; (14) establish and grow prepreg capacity; (15) speed development of low-cost carbon fiber sheet molding compounds for the automotive industry pursuant to our global collaborative partnership with Magna Exteriors and Interiors; and (16) manage the risks identified under "Risk Factors" in our filings with the SEC.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2012	2011
Net sales	$35,877	$47,046
Cost of sales	26,800	33,868
Gross profit	9,077	13,178
Application and development costs	2,067	1,695
Selling, general and administrative expenses	3,361	3,277
Operating income	3,649	8,206
Interest expense, net	(117)	(34)
(Loss) gain on foreign currency transactions	(50)	2,169
Other income (expense), net	80	(184)
Loss on liabilities carried at fair value	-	(10)

Income from operations before income taxes	3,562	10,147
Income tax expense	585	444
Net income	$2,977	$9,703

Basic income per share	$0.09	$0.28

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,
	2012	2012
Net sales	$35,877	$44,199
Cost of sales	26,800	33,979
Gross profit	9,077	10,220
Application and development costs	2,067	1,715
Selling, general and administrative expenses	3,361	3,186
Operating income	3,649	5,319
Interest expense, net	(117)	(69)
Loss on foreign currency transactions	(50)	(835)
Other income (expense), net	80	(76)
Gain on liabilities carried at fair value	-	21

Income from operations before income taxes	3,562	4,360
Income tax expense	585	115
Net income	$2,977	$4,245

Basic income per share	$0.09	$0.13

ZOLTEK COMPANIES, INC.
CONSOLIDATED BALANCE SHEET
(Amounts in thousands, except share and per share data)

	December 31,	September 30,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$20,481	$29,935
Accounts receivable, less allowance for doubtful accounts of $231 and $223, respectively	29,449	35,918
Inventories, net	79,935	67,942
VAT receivable	7,576	6,190
Other current assets	5,915	2,617
Total current assets	143,356	142,602
Property and equipment, net	214,592	215,650
Other assets	501	436
Total assets	$358,449	$358,688

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	$4,278	$4,161
Trade accounts payable	11,237	12,473
Accrued expenses and other liabilities	7,603	8,687
Construction payables	1,028	1,784
Total current liabilities	24,146	27,105
Long-term debt	21,529	22,978
Hungarian grant - allowance against future depreciation	6,644	6,777
Deferred tax liabilities	473	473
Liabilities carried at fair value	358	384
Total liabilities	53,150	57,717
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 50,000,000 shares authorized, 34,350,319 and 34,355,192 shares issued and outstanding at December 31, 2012 and September 30, 2012	344	344
Additional paid-in capital	482,056	481,743
Accumulated other comprehensive loss	(44,789)	(45,827)
Accumulated deficit	(132,312)	(135,289)
Total shareholders' equity	305,299	300,971
Total liabilities and shareholders' equity	$358,449	$358,688

ZOLTEK COMPANIES, INC.
OPERATING SEGMENTS SUMMARY
(Amounts in thousands)

	Three Months Ended December 31, 2012
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$28,715	$6,590	$572	$35,877
Cost of sales	22,178	4,139	483	26,800
Gross profit	6,537	2,451	89	9,077
Operating income (loss)	4,571	2,346	(3,268)	3,649
Depreciation	4,167	370	121	4,658
Capital expenditures	851	1,769	287	2,907

	Three Months Ended December 31, 2011
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$37,679	$8,834	$533	$47,046
Cost of sales	27,661	5,729	478	33,868
Gross profit	10,018	3,105	55	13,178
Operating income (loss)	8,318	2,749	(2,861)	8,206
Depreciation	3,986	322	117	4,425
Capital expenditures	6,610	207	212	7,029

	Total Assets
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
December 31, 2012	$310,443	$33,173	$14,833	$358,449
September 30, 2012	$301,440	$31,597	$25,651	358,688